Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi Barcelona Beijing Brussels Chicago Doha	Moscow Munich New Jersey New York Orange County Paris
December 17, 2010 GeoEye, Inc.	Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles	Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore
21700 Atlantic Boulevard	Madrid	Tokyo
Dulles, VA 20166	Milan	Washington, D.C.

File No. 029043-0041

Re:	Registration Statement on Form S-3;
4,032,520 shares of common stock, par value $0.01 per share
Ladies and Gentlemen:
     We have acted as special counsel to GeoEye, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders of up to 4,032,520 shares (the “Conversion Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable upon exchange of 80,000 shares of the Company’s Series A Convertible Preferred Stock held by the selling stockholders (the “Preferred Shares”). The Conversion Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2010 (File No. 333-____ ) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Conversion Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     1. When certificates representing the Conversion Shares (in the form of the specimen certificate examined by us) have been manually signed by an authorized officer of the transfer agent and registrar and the Conversion Shares have been issued and delivered by the Company in accordance with the terms of the Certificate of Designations, Rights and Preferences

December 17, 2010

of the Series A Convertible Preferred Stock of the Company (together with the Certificate of Incorporation of the Company and a Certificate of Amendment to Certificate of Incorporation of the Company, the “Certificate of Incorporation”), the Exchange Shares will be validly issued, fully paid and non-assessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
LATHAM & WATKINS LLP